Exhibit 99.1

Viking Therapeutics Reports Third Quarter 2024 Financial Results and Provides Corporate Update

Conference call scheduled for 4:30 p.m. ET today

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End-of-Phase 2 Meeting for Subcutaneous VK2735 for Obesity Planned for 4Q24

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Phase 2 Study of Oral VK2735 in Obesity Expected to Begin 4Q24

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Results of Phase 2b VOYAGE Study of VK2809 in NASH/MASH With Fibrosis Selected for Oral Presentation at AASLD

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Positive Phase 1b Results from VK0214 Study in X-ALD Demonstrate Safety, Tolerability and Reductions in Very Long-Chain Fatty Acids and Plasma Lipids

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Strong Quarter-End Cash Position of $930 Million

SAN DIEGO, October 23, 2024 -- Viking Therapeutics, Inc. ("Viking") (NASDAQ: VKTX), a clinical-stage biopharmaceutical company focused on the development of novel therapies for metabolic and endocrine disorders, today announced its financial results for the third quarter and nine months ended September 30, 2024, and provided an update on its clinical pipeline and other corporate developments.

Highlights from the Quarter Ended September 30, 2024, and Other Recent Events:

“The first three quarters of 2024 have been a productive period for Viking, with positive results announced from four different clinical trials and promising initial findings reported from a new preclinical program,” stated Brian Lian, Ph.D., chief executive officer of Viking. “In Q1, we announced results from the Phase 2 VENTURE trial evaluating subcutaneous VK2735 for obesity, which demonstrated impressive reductions in body weight after 13 weeks of treatment. We also reported the initial results from a Phase 1 trial evaluating an oral formulation of VK2735 in healthy volunteers, which showed encouraging reductions in body weight and excellent tolerability after 28 days of dosing. During the second quarter, the company announced positive 52-week histology results from the Phase 2b VOYAGE trial evaluating VK2809 in patients with NASH/MASH and fibrosis. This study successfully achieved its primary, secondary, and key exploratory endpoints showing reductions in liver fat as well as improvements in NASH/MASH resolution rate and fibrosis. Finally, the company recently announced positive results from a Phase 1b clinical trial of VK0214 in patients with X-linked adrenoleukodystrophy. Results from this study showed VK0214 to be safe and well-tolerated following once-daily dosing over the 28-day study period. In addition, significant reductions were observed in plasma levels of very long-chain fatty acids and other lipids. Moving forward, with $930 million in cash and equivalents, we believe we have the financial resources to achieve multiple important milestones with our clinical programs.”

Pipeline and Recent Corporate Highlights

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End-of-Phase 2 Meeting for Subcutaneous VK2735 Planned for 4Q24. VK2735 is a wholly owned dual agonist of the glucagon like peptide-1, or GLP-1 receptor, and the glucose dependent insulinotropic polypeptide, or GIP receptor, for the potential treatment of obesity and other metabolic disorders.

During the first quarter of 2024, Viking announced positive top-line results from its Phase 2 VENTURE study in obesity. This study was a randomized, double-blind, placebo-controlled multicenter study designed to evaluate the safety, tolerability, pharmacokinetics, and weight loss efficacy of VK2735, administered subcutaneously, once weekly, for 13 weeks. The VENTURE trial successfully achieved its primary and all secondary endpoints, with patients receiving VK2735 demonstrating statistically significant reductions in body weight compared with placebo.

With respect to the primary endpoint, patients receiving VK2735 demonstrated statistically significant reductions in mean body weight from baseline, ranging up to 14.7%, as well as statistically significant reductions in mean body weight relative to placebo, ranging up to 13.1%. Statistically significant differences compared to placebo were observed for all doses starting at Week 1 and were maintained throughout the course of the study. Weight loss in all treated cohorts appeared to be progressive through 13 weeks and did not show evidence of plateauing. The company believes further weight loss could be achieved through extended dosing beyond the 13-week treatment period of this study.

VK2735 also demonstrated encouraging safety and tolerability in the VENTURE study, with the majority of observed adverse events (AEs) being reported as mild or moderate. Treatment and study discontinuation rates among VK2735 cohorts were well-balanced compared with placebo. Of gastrointestinal (GI) related AEs, 95% were reported as mild or moderate. Across all cohorts in the VENTURE study, GI-related AEs were most prevalent during the first week of treatment, with observed rates generally declining through the remainder of the study. The results of the VENTURE study will be presented in a poster session on November 3, 2024, at ObesityWeek® 2024, the annual meeting of The Obesity Society, in San Antonio, TX.

During the second quarter, Viking received written responses to a U.S. Food and Drug Administration (FDA) Type C meeting packet, submitted to the agency earlier in the quarter. Based on agency feedback, the company plans to advance VK2735 into a Phase 3 program for obesity. The company has scheduled an End-of-Phase 2 meeting with the FDA during the fourth quarter, which will help inform next steps for the Phase 3 program.

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Initiation of Phase 2 Study of Oral VK2735 in Obesity Expected in 4Q24. In parallel with the development of a subcutaneous formulation of VK2735, Viking is also developing an oral tablet formulation of this compound. The company believes a tablet formulation could represent an attractive treatment option for patients who are hesitant to initiate injection-based therapy, or for those seeking to maintain the weight loss they have already achieved. A key advantage in this regard is the potential to transition patients from the subcutaneous formulation to an oral formulation which utilizes the same molecule. Viking believes this may reduce the risk of unexpected safety or tolerability challenges and could be an attractive option for both patients and clinicians.

During the first quarter, Viking reported the initial data from a randomized, double-blind, placebo-controlled Phase 1 trial in healthy adults with a minimum BMI of 30 kg/m2, evaluating once-daily oral doses ranging from 2.5 mg to 40 mg. The primary objective of the study was to evaluate the safety and tolerability of VK2735 administered as an oral tablet once daily for 28 days. The secondary objective was to evaluate the pharmacokinetics of orally administered VK2735 in healthy subjects. Exploratory pharmacodynamic measures included assessments of changes in body weight and other metrics.

Oral VK2735 was shown to be safe and well tolerated following once daily dosing for up to 28 days, at dose levels up to 40 mg. Among subjects receiving oral VK2735, all treatment emergent adverse events (TEAEs) were reported as mild or moderate in severity, with the majority, 76%, reported as mild. Similarly, all GI-related AEs in this study were reported as mild or moderate, with the majority, 79%, reported as mild. Mild nausea was reported in 14% of subjects receiving VK2735. No vomiting was reported among subjects receiving VK2735. Diarrhea was reported in 3% of VK2735 treated subjects, compared with 20% of subjects receiving placebo. Overall, no clinically meaningful differences were reported for GI-related AEs among subjects treated with VK2735 compared with placebo.

An exploratory assessment of change in body weight showed that subjects receiving oral VK2735 demonstrated dose dependent reductions in body weight, ranging up to approximately 5.3% from baseline. Placebo-adjusted reductions in body weight reached up to approximately 3.3% from baseline. Body weight reductions compared with baseline and placebo were statistically significant at the highest dose evaluated. Weight loss in the 28-day window of this study was progressive at the 20 mg and 40 mg dose levels, with no plateau observed.

Given the promising weight loss signal demonstrated after 28 days of once daily dosing, along with the excellent tolerability profile observed at doses of up to 40 mg, further dose-escalation has been evaluated at daily doses of up to 100 mg. Results from this study have been accepted for poster presentation at the upcoming ObesityWeek meeting on November 3, 2024, in San Antonio, TX. Based on observations in the Phase 1 study, Viking believes that further benefits from oral dosing of VK2735 might be anticipated from longer dosing periods. To this end, the company plans to initiate a 13-week Phase 2 trial in patients with obesity in the fourth quarter of this year.

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Successful Phase 2b VOYAGE Trial in NASH/MASH Reported in 2Q24; Data to be Featured in Oral Late Breaker Presentation at The Liver Meeting 2024. VK2809 is an orally available, small molecule agonist of the thyroid hormone receptor that is selective for liver tissue, as well as the beta isoform of the receptor.

VK2809 was evaluated in the Phase 2b VOYAGE study, a randomized, double-blind, placebo-controlled, multicenter, international trial designed to assess the efficacy,

safety and tolerability of VK2809 following 52 weeks of dosing in patients with biopsy-confirmed NASH and fibrosis. Enrollment included patients with at least 8% liver fat content as measured by magnetic resonance imaging, proton density fat fraction, as well as F2 and F3 fibrosis. The primary endpoint of the study evaluated the change in liver fat from baseline to Week 12 in patients treated with VK2809 compared to patients receiving placebo. Secondary and exploratory endpoints assessed histologic changes, such as NASH/MASH resolution and fibrosis improvement, following 52 weeks of treatment.

In 2023, the company reported that VOYAGE had successfully achieved its primary endpoint, with patients receiving VK2809 demonstrating statistically significant reductions in liver fat content from baseline to Week 12 as compared with placebo. The median relative change from baseline in liver fat among patients treated with VK2809 ranged from 38% to 55% after 12 weeks. In addition, up to 85% of patients receiving VK2809 experienced at least a 30% relative reduction in liver fat.

In the second quarter of 2024, Viking announced additional results from the VOYAGE study, demonstrating the successful achievement of the trial’s secondary endpoints evaluating histologic changes assessed by hepatic biopsy after 52 weeks of treatment. On the secondary endpoint of NASH/MASH resolution without worsening of fibrosis, VK2809-treated patients demonstrated NASH/MASH resolution rates ranging from 63% to 75%, compared with 29% for placebo. On the secondary endpoint evaluating the proportion of patients demonstrating at least a one-stage improvement in fibrosis with no worsening of NASH/MASH, the proportion of VK2809-treated patients demonstrating improvements in fibrosis ranged from 44% to 57%, compared with 34% for placebo. On the secondary endpoint evaluating the proportion of patients experiencing both the resolution of NASH/MASH and at least a one-stage improvement in fibrosis, the proportion of VK2809-treated patients achieving both measures ranged from 40% to 50%, compared with 20% for placebo.

Consistent with prior studies, patients receiving VK2809 in VOYAGE demonstrated statistically significant improvements in plasma lipids. Placebo-adjusted reductions in low-density lipoprotein cholesterol (LDL-C) ranged from 20% to 25%, and reductions in triglycerides and atherogenic proteins such as apolipoprotein B, lipoprotein (a), and apolipoprotein C-III, were also significantly improved relative to placebo. These lipids have been correlated with cardiovascular risk, suggesting that treatment with VK2809 may offer a long-term cardio-protective benefit.

VK2809 also demonstrated an encouraging safety and tolerability profile through 52 weeks of treatment, with minimal differences compared with the previously reported results from 12 weeks. The majority, 94%, of treatment related adverse events among patients receiving VK2809 were reported as mild or moderate. Discontinuations due to adverse events were low and balanced across placebo and treatment arms. VK2809 demonstrated excellent GI tolerability through 52 weeks of treatment, with similar rates of nausea, diarrhea, stool frequency, and vomiting among VK2809-treated patients as compared to placebo.

The company believes the Phase 2b VOYAGE data demonstrate VK2809’s best-in-class efficacy on both NASH/MASH resolution and fibrosis improvement, along with the potential for cardiovascular benefit through improvement in plasma lipids. Results from the VOYAGE study have been selected for oral presentation at The Liver

Meeting, the annual meeting of the American Association for the Study of Liver Disease, on November 19, 2024, in San Diego.

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Positive Phase 1b Results from VK0214 Study in X-ALD Demonstrate Safety, Tolerability and Reductions in Very Long-Chain Fatty Acids and Plasma Lipids. VK0214 is a novel, orally available thyroid hormone receptor beta agonist that is being evaluated as a potential treatment for X-linked adrenoleukodystrophy (X-ALD), a rare neurogenerative disease for which there are currently no pharmacologic treatment options.

Subsequent to the end of the third quarter, the company announced positive results from a Phase 1b study evaluating VK0214 in patients with the adrenomyeloneuropathy (AMN), form of X-ALD, which is the most common form of the disorder. The study enrolled patients across three cohorts: placebo, 20 mg daily, and 40 mg daily. The primary objectives were to evaluate the safety and tolerability of VK0214 in subjects with AMN, when administered once-daily over a 28-day dosing period. Secondary objectives included an evaluation of the pharmacokinetics of VK0214 in this population. An exploratory objective was to evaluate the effects of VK0214 on plasma levels of very long-chain fatty acids (VLCFAs) in subjects with AMN.

Results from the Phase 1b study showed VK0214 to be safe and well-tolerated following once-daily dosing over 28 days. TEAEs were reported as mild to moderate; one subject in the placebo cohort experienced a wrist fracture that was characterized as a severe adverse event. GI-related adverse events were higher among placebo subjects (33%) compared with VK0214-treated subjects (11%).

Treatment with VK0214 resulted in significant reductions in mean plasma VLCFA levels at both doses evaluated, 20 mg/day and 40 mg/day, compared to placebo. Importantly, cohorts receiving VK0214 demonstrated reductions in mean plasma levels of the 26 carbon lysophosphatidyl choline (C26:0-LPC) derivative, a key diagnostic marker. In addition to VLCFA changes, subjects who received VK0214 experienced statistically significant reductions in other plasma lipids. Mean reductions relative to baseline and placebo were observed for LDL-C, apolipoprotein B, and lipoprotein (a) following 28 days of treatment with VK0214.

Viking is continuing to evaluate the complete data set, after which it will consider next steps for this program.

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Novel Amylin Agonist Program Continues to Advance. During the second quarter, Viking presented preclinical data at the American Diabetes Association’s (ADA’s) annual Scientific Sessions from an internally developed dual amylin and calcitonin receptor agonist program. As the amylin receptor plays an important role in food intake and metabolic control, Viking believes it represents an attractive potential target for therapeutic intervention in obesity.

The company’s ADA presentation highlighted the effects of treatment on body weight, food intake and metabolic profile in both healthy rats and in diet-induced obese mice. The study demonstrated that Viking's dual amylin and calcitonin receptor agonists reduced food intake in lean rats in the period from 0 – 72 hours following a single subcutaneous dose. At 72 hours following a single dose, Viking's compounds resulted in up to 8% body weight reductions compared to vehicle-treated animals. In a rodent model of diet-induced obesity, treatment with Viking's compounds for 24 days resulted in up to 10% weight loss from baseline.

The company believes that these results, as well as those from other preclinical studies, support the continued development of amylin agonists for obesity. Viking expects to file an investigational new drug (IND) application for this program in 2025.

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Upcoming Scientific Presentations and Investor Events. Viking management will participate in the following upcoming scientific and investor events:

Scientific Presentations

Results From the 13-Week VENTURE Phase 2a Study of the GLP-1/GIP Co-Agonist VK2735 in Obese Subjects

Obesity Week, Poster Presentation

San Antonio, TX

November 3, 2024

First-in-Human Study of an Oral Formulation of the GLP-1/GIP Co-Agonist VK2735 in Healthy Adults

Obesity Week, Poster Presentation

San Antonio, TX

November 3, 2024

Results from the 52 Week Phase 2b VOYAGE Trial of VK2809 in Patients with Biopsy-Confirmed Non-Alcoholic Steatohepatitis and Fibrosis: A Randomized, Placebo-Controlled Trial

The 75th Liver Meeting (AASLD), Late Breaking Oral Presentation 5013

San Diego, CA

11:00 am PT, November 19, 2024

Investor Events

Truist Healthcare Conference

New York, NY

November 7, 2024

UBS Global Healthcare Conference

Rancho Palos Verdes, CA

November 11 – 14, 2024

Stifel Healthcare Conference

New York, NY

November 18 – 19, 2024

Jefferies Healthcare Conference

London, UK

November 19 – 21, 2024

JP Morgan Healthcare Conference

San Francisco, CA

January 13 – 16, 2025

Third Quarter and Nine Month 2024 Financial Highlights

Third Quarter ended September 30, 2024 and 2023

Research and development expenses were $22.8 million for the three months ended September 30, 2024, compared to $18.4 million for the same period in 2023. The increase was primarily due to increased expenses related to manufacturing for the company’s drug candidates, stock-based compensation, salaries and benefits, and regulatory services, partially offset by decreased expenses related to preclinical studies and clinical studies.

General and administrative expenses were $13.8 million for the three months ended September 30, 2024, compared to $8.9 million for the same period in 2023. The increase was primarily due to increased expenses related to stock-based compensation, legal and patent services, services provided by third-party consultants and insurance.

For the three months ended September 30, 2024, Viking reported a net loss of $24.9 million, or $0.22 per share, compared to a net loss of $22.5 million, or $0.23 per share, in the corresponding period in 2023. The increase in net loss for the three months ended September 30, 2024, was primarily due to the increase in research and development expenses and general and administrative expenses, noted previously, partially offset by increased interest income, compared to the same period in 2023.

Nine Months Ended September 30, 2024 and 2023

Research and development expenses for the nine months ended September 30, 2024, were $70.7 million compared to $43.3 million for the same period in 2023. The increase was primarily due to increased expenses related to manufacturing for our drug candidates, clinical studies, stock-based compensation, preclinical studies and salaries and benefits.

General and administrative expenses for the nine months ended September 30, 2024, were $34.0 million compared to $28.2 million for the same period in 2023. The increase was primarily due to increased expenses related to stock-based compensation, salaries and benefits, services provided by third-party consultants and insurance, partially offset by decreased expenses related to legal and patent services.

For the nine months ended September 30, 2024, Viking reported a net loss of $74.5 million, or $0.69 per share, compared to a net loss of $61.3 million, or $0.66 per share, in the corresponding period in 2023. The increase in net loss for the nine months ended September 30, 2024, was primarily due to the increase in research and development expenses and general and administrative expenses, noted previously, partially offset by increased interest income, compared to the same period in 2023.

Balance Sheet as of September 30, 2024

At September 30, 2024, Viking held cash, cash equivalents and short-term investments of $930 million, compared to $362 million as of December 31, 2023.

Conference Call

Management will host a conference call to discuss Viking’s third quarter 2024 financial results today at 4:30 pm Eastern. To participate in the conference call, please dial (844) 850-0543 from the U.S. or (412) 317-5199 from outside the U.S. In addition, following the completion of the call, a telephone replay will be accessible until October 30, 2024, by dialing (877) 344-7529 from the U.S. or (412) 317-0088 from outside the U.S. and entering conference ID # 9473630. Those interested in listening to the conference call live via the internet may do so by visiting the Webcasts page of Viking’s website at http://ir.vikingtherapeutics.com/webcasts. An archive of the webcast will also be available on the Webcasts page of Viking’s website for 30 days.

About Viking Therapeutics, Inc.

Viking Therapeutics, Inc. is a clinical-stage biopharmaceutical company focused on the development of novel first-in-class or best-in-class therapies for the treatment of metabolic and endocrine disorders, with three compounds currently in clinical trials. Viking's research and development activities leverage its expertise in metabolism to develop innovative therapeutics designed to improve patients' lives. Viking's clinical programs include VK2735, a novel dual agonist of the glucagon-like peptide 1 (GLP-1) and glucose-dependent insulinotropic polypeptide (GIP) receptors for the potential treatment of various metabolic disorders. Data from a Phase 1 and a Phase 2 trial evaluating VK2735 (dosed subcutaneously) for metabolic disorders demonstrated an encouraging safety and tolerability profile as well as positive signs of clinical benefit. Concurrently, the company is evaluating an oral formulation of VK2735 in a Phase 1 trial. Viking is also developing VK2809, a novel, orally available, small molecule selective thyroid hormone receptor beta agonist for the treatment of lipid and metabolic disorders. The compound successfully achieved both the primary and secondary endpoints in a recently completed Phase 2b study for the treatment of biopsy-confirmed non-alcoholic steatohepatitis (NASH)/metabolic associated steatohepatitis (MASH) and fibrosis. In a Phase 2a trial for the treatment of non-alcoholic fatty liver disease (NAFLD) and elevated LDL-C, patients who received VK2809 demonstrated statistically significant reductions in LDL-C and liver fat content compared with patients who received placebo. The company’s newest program is evaluating a series of internally developed dual amylin and calcitonin receptor agonists (or DACRAs) for the treatment of obesity and other metabolic disorders. In the rare disease space, Viking is developing VK0214, a novel, orally available, small molecule selective thyroid hormone receptor beta agonist for the potential treatment of X-linked adrenoleukodystrophy (X-ALD). In a Phase 1b clinical trial in patients with the adrenomyeloneuropathy (AMN) form of X-ALD, VK0214 was shown to be safe and well-tolerated, while driving significant reductions in plasma levels of very long-chain fatty acids (VLCFAs) and other lipids, as compared to placebo.

For more information about Viking Therapeutics, please visit www.vikingtherapeutics.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding Viking Therapeutics, Inc., under the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, including statements about Viking's expectations regarding its clinical and preclinical development programs, anticipated timing for reporting clinical data and cash resources. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially and adversely and reported results should not be considered as an indication of future performance. These risks and uncertainties include, but are not limited to: risks associated with the success, cost and timing of Viking's product candidate development activities and clinical trials, including those for VK2735, VK0214, VK2809, and the company's other incretin receptor agonists; risks that prior clinical and preclinical results may not be replicated; risks regarding regulatory requirements; and other risks that are described in Viking's most recent periodic reports filed with the Securities and Exchange Commission, including Viking's Annual Report on Form 10-K for the year ended December 31, 2023, and subsequent Quarterly Reports on Form 10-Q, including the risk factors set forth in those filings. These forward-looking statements speak only as of the date hereof. Viking disclaims any obligation to update these forward-looking statements except as required by law.

Viking Therapeutics, Inc.

Consolidated Statements of Operations and Comprehensive Loss

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Revenues	$—	$—	$—	$—
Operating expenses:
Research and development	22,785	18,379	70,657	43,304
General and administrative	13,771	8,886	34,026	28,238
Total operating expenses	36,556	27,265	104,683	71,542
Loss from operations	(36,556)	(27,265)	(104,683)	(71,542)
Other income (expense):
Amortization of financing costs	(24)	(2)	(70)	(62)
Interest income, net	11,531	4,733	30,096	10,314
Realized gain on investments, net	109	—	111	—
Total other income, net	11,616	4,731	30,137	10,252
Net loss	(24,940)	(22,534)	(74,546)	(61,290)
Other comprehensive loss, net of tax:
Unrealized gain on securities	3,902	221	2,079	305
Foreign currency translation gain (loss)	2	(86)	(58)	(108)
Comprehensive loss	$(21,036)	$(22,399)	$(72,525)	$(61,093)
Basic and diluted net loss per share	$(0.22)	$(0.23)	$(0.69)	$(0.66)
Weighted-average shares used to compute basic and diluted net loss per share	110,911	99,846	108,262	92,481

Viking Therapeutics, Inc.

Consolidated Balance Sheets

(In thousands, except share and per share amounts)

	September 30, 2024	December 31, 2023
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$50,347	$55,516
Short-term investments – available-for-sale	880,093	306,563
Prepaid clinical trial and preclinical study costs	4,476	2,624
Prepaid expenses and other current assets	1,733	2,522
Total current assets	936,649	367,225
Right-of-use assets	1,113	1,126
Deferred financing costs	80	106
Deposits	46	33
Total assets	$937,888	$368,490
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$254	$7,512
Other accrued liabilities	24,951	11,299
Lease liability, current	480	324
Total current liabilities	25,685	19,135
Lease liability, net of current portion	755	936
Total long-term liabilities	755	936
Total liabilities	26,440	20,071
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.00001 par value: 10,000,000 shares authorized at September 30, 2024 and December 31, 2023; no shares issued and outstanding at September 30, 2024 and December 31, 2023	—	—
Common stock, $0.00001 par value: 300,000,000 shares authorized at September 30, 2024 and December 31, 2023; 111,434,821 shares issued and outstanding at September 30, 2024 and 100,113,770 shares issued and outstanding at December 31, 2023	1	1
Treasury stock at cost, no shares at September 30, 2024 and 2,193,251 shares at December 31, 2023	—	(6,795)
Additional paid-in capital	1,362,305	733,546
Accumulated deficit	(452,490)	(377,944)
Accumulated other comprehensive loss	1,632	(389)
Total stockholders’ equity	911,448	348,419
Total liabilities and stockholders’ equity	$937,888	$368,490

Contacts:

Viking Therapeutics

Greg Zante

Chief Financial Officer

858-704-4672

gzante@vikingtherapeutics.com

Vida Strategic Partners

Stephanie Diaz (Investors)

415-675-7401

sdiaz@vidasp.com

Tim Brons (Media)

415-675-7402

tbrons@vidasp.com